EXHIBIT 3.4

LIMITED LIABILITY COMPANY AGREEMENT

FOR

CONSOLIDATION LOAN FUNDING II, LLC

DATED

January 5, 2004

i

(continued)

(continued)

		Page
	ARTICLE IX
	ACCOUNTING AND TAX MATTERS

Section 9.01.	Books and Records	17
Section 9.02.	Location and Rights of Inspection	18
Section 9.03.	Fiscal Year	18
Section 9.04.	Accounting	18
Section 9.05.	Preparation of Tax Returns	18
Section 9.06.	Tax Matters Member	18
Section 9.07.	Deductions and Elections	19

	ARTICLE X
	PROHIBITION OF THE SALE, TRANSFER OR MORTGAGE OF UNITS

Section 10.01.	Prohibition of Transfer	19
Section 10.02.	Restraining Order	19

	ARTICLE XI
	DISSOLUTION

Section 11.01.	Dissolution	20
Section 11.02.	Effect of Dissolution	20
Section 11.03.	Procedure in Dissolution and Liquidation	20
Section 11.04.	Rights of Owners of Notes	21

	ARTICLE XII
	AMENDMENTS

Amendments		21

	ARTICLE XIII
	GENERAL PROVISIONS

Section 13.01.	Complete Agreement	21
Section 13.02.	Notices	22
Section 13.03.	Governing Law	22
Section 13.04.	Waiver	22
Section 13.05.	Further Assurances	22
Section 13.06.	Counterparts	22
Section 13.07.	Separability	22
Section 13.08.	Binding Effect	22

(continued)

Page
EXHIBIT A	DEFINITIONS
EXHIBIT B	MEMBER AND UNITS
EXHIBIT C	MEMBER AND CAPITAL CONTRIBUTIONS
EXHIBIT D	MEMBER ACCOUNT MAINTENANCE

     This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made as of the 5th day of January 2004 by the undersigned parties (the “Members”).

ARTICLE I

DEFINITIONS

     The definitions of capitalized terms, not otherwise defined herein, used in this Agreement or the sections in which such terms are defined are set forth in Exhibit A hereto.

ARTICLE II

ORGANIZATION AND TERM

     Section 2.01. Formation. The Members do hereby form a limited liability company pursuant to the Certificate of Formation and the Delaware Act which shall be the controlling law for purposes of this Agreement and shall be utilized in this or any other jurisdiction for purposes of construing the terms and conditions contained in this Agreement.

     Section 2.02. Name. The name of the Company shall be Consolidation Loan Funding II, LLC, and the business of the Company shall be conducted solely under such name or any other name to the extent permitted by law.

     Section 2.03. Registered Office and Agent. The Company’s registered agent and office in the State of Delaware shall be The Corporate Trust Company, whose business address is 1209 Orange St., City of Wilmington, County of New Castle, Delaware 19801. At any time the Company may designate another registered agent or office and make appropriate filings under applicable law.

     Section 2.04. Title to Company Property. No real or other property of the Company shall be deemed owned or leased by the Members individually, but shall be owned by, and title shall be vested solely in, the Company.

     Section 2.05. Term. The term of the Company shall commence upon the filing of the Certificate of Formation with the Delaware Secretary of State and shall continue until dissolution, termination or liquidation of the Company in accordance with the provisions of Article XI hereof but not to exceed a period of fifty (50) years, unless continued as may be set forth in this Agreement or sooner dissolved in accordance with the Delaware Act or this Agreement.

     Section 2.06. Principal Place of Business; Business Records. The principal place of business of the Company shall be at 9477 Waples Street, Suite 100, San Diego, California 92121. At any time the Company may change the location of its principal place of business and may establish additional offices. The following items shall at all times be maintained at the Company’s principal office:

          (a) a current list of the full name and last known business, residence, or mailing address of each Member, both past and present;

          (b) a copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

          (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

          (d) copies of any currently effective written Limited Liability Company Agreement, copies of any writings permitted or required under the Delaware Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member’s Capital Contribution;

          (e) minutes of every annual and special meeting and any meeting ordered pursuant to Article VII hereof;

          (f) unless contained in this Agreement, a statement prepared and certified as accurate by a Member of the Company which describes:

               (i) the amount of cash and a description and statement of the Agreed Value of the other property or services contributed by each Member and which each Member has agreed to contribute in the future;

               (ii) the times at which or events on the happening of which any additional contributions agreed to be made by each Member are to be made;

               (iii) if agreed upon, the time at which or the events on the happening of which a Member may terminate his membership in the Company and the amount of, or the method of determining, the distribution to which he may be entitled respecting his membership interests and the terms and conditions of the termination and distribution;

               (iv) any right of a Member to receive distributions which include a return of all or any part of a Member’s contribution; and

          (g) any written consents obtained from Members pursuant to the Delaware Act regarding action taken by Members without a meeting.

     Such records are subject to inspection and copying at the reasonable request and at the expense of any Member during ordinary business hours.

     Section 2.07. Effective Date. The effective date of this Agreement shall be December 30, 2003.

     Section 2.08. Other Instruments. Each Member hereby agrees to execute and deliver to the Company within five (5) days after receipt of a written request thereof, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Company deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

ARTICLE III

PURPOSE AND POWERS

      Section 3.01. Purpose. The nature of the business of the Company and the objects or purposes to be transacted, promoted or carried on by it are as follows:

     To engage solely in the following activities:

          (a) To execute and deliver from time to time: (i) one or more Trust Agreements (collectively, the “Trust Agreement”) with a corporate trustee, as trustee, and all supplements and amendments thereto; (ii) one or more Eligible Lender Trust Agreements (collectively, the “Eligible Lender Trust Agreement”) with a corporate trustee which is an “eligible lender” under the Higher Education Act of 1965, as amended, as eligible lender trustee, and all supplements and amendments thereto; (iii) various agreements related to the origination, purchase or sale by the Company, and servicing, of student loans (collectively, the “Student Loan Agreements”); and (iv) such other documents and agreements as are necessary or advisable for the Company to undertake and perform all of its rights, duties and obligations contained in the Trust Agreement, the Eligible Lender Trust Agreement and the Student Loan Agreements, including, without limitation, one or more Indentures of Trust (each, an “Indenture”) between a business or statutory trust established by the Company and a corporate trustee, as trustee, as amended or supplemented from time to time, providing for the issuance of obligations (collectively, the “Obligations”) (such agreements and other documents and agreements shall be collectively referred to herein as the “Transaction Documents”);

          (b) to perform the functions and obligations pursuant to the Transaction Documents necessary or desirable to effectuate the foregoing; and

          (c) to engage in other lawful business as may be provided under the Delaware Act, so long as the same are necessary, appropriate or suitable to accomplish the objects or purposes specified above.

      Section 3.02. Restrictions on Operations.

          (a) So long as any Obligation is outstanding and for a period of one year and one day thereafter, the Members and the Company shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises, will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and the Transaction Documents, and observe all procedures and provisions required by this Agreement and the laws of the State of Delaware.

          (b) The Members and the Company shall cause the Company to:

          (i) maintain its own records, accounts, books of account and bank accounts separate from those of any other Person and shall not commingle its records, accounts, books of account and bank accounts with the organizational or other records, accounts, books of account or bank accounts of any other Person and such records, accounts, books of account and bank accounts shall reflect the separate existence of the Company;

          (ii) act solely in its own name and through its duly authorized officers or agents in the conduct of its business, prepare all Company correspondence in the Company name, hold itself out as a separate entity from any other Person, conduct its business so as not to mislead others as to the identity of the entity with which they are concerned, correct any known misunderstanding regarding its separate identity, refrain from engaging in any activity that compromises the separate legal identity of the Company, and strictly comply with all organizational formalities to maintain its separate existence;

          (iii) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

          (iv) not commingle its assets with assets of any other Person;

          (v) maintain financial statements separate from any other Person. The annual financial statements of the Company shall disclose the effects of its transactions in accordance with generally accepted accounting principles. The consolidated financial statements, if any, which consolidate the assets and earnings of any Member with those of the Company shall contain a footnote stating that the assets of any of the Company shall not be available to creditors of the Members. The financial statements (if any) of the Company shall disclose that the assets of the Company are not available to pay creditors of the Members or any other affiliate (other than the obligations of the Company to pay the expenses of and to indemnify the trustee under the Trust Agreement);

          (vi) pay its liabilities and operating expenses only out of its funds and not pay from its assets any obligations or indebtedness of any other Person;

          (vii) maintain an arm’s length relationship with its Members, Affiliates and any trust in which it holds a beneficial interest, not enter into any contract or agreement with its Members, Affiliates or and any trust in which it holds a beneficial interest except on terms that are intrinsically fair, commercially reasonable, and substantially similar to those that would be available on an arms-length basis with third parties, and transact all business with its Members, Affiliates and any trust in which it holds a beneficial interest pursuant to enforceable agreements;

          (viii) pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations;

          (ix) not be, become or hold itself out as being liable for the debts of any other party, or hold out its credit as being available to satisfy the obligation of others. The Company will not act as the agent of the Members or its Affiliates. No Member will act as the agent for the Company, except as specifically permitted by this Agreement;

          (x) allocate fairly and reasonably with any other Person expenses that are shared with such Person including, without limitation, any overhead, rent, or other compensation paid for shared or leased office space. Independent contractors performing services or incurring expenses in connection with such services for the Company shall receive compensation for such services rendered or expenses incurred in an amount equal to the fair value of such services and expenses;

          (xi) use stationary, invoices and checks separate from any other Person;

          (xii) not pledge properties or assets of the Company (except pursuant to the Transaction Documents), lend or advance any moneys to, or make an investment in or for the benefit of, guarantee (directly or indirectly), endorse or otherwise become contingently liable (directly or indirectly) for the obligations of, or own or purchase any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person, except as permitted by the Transaction Documents;

          (xiii) maintain adequate capital for the normal obligations reasonably foreseeable in a business of the Company’s size and character and in light of its proposed business operations and liabilities;

          (xiv) not engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 3.01;

          (xv) cause the managers, officers, agents and other representatives of the Company, if any, to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; and

          (xvi) not acquire or assume any obligation or liability of, or purchase any stock or securities of or any other interest in, or make any capital contribution to, any of its members, affiliates of such members, or other affiliates of the Company.

     Section 3.03. Negative Covenants. So long as any Obligation is outstanding or any amounts are owed by the Company under any Transaction Document and for a period of one year and one day thereafter, without the consent of the Special Member (which shall not be deemed to have consented unless all of the Special Directors of the Special Member have duly authorized the Special Member to consent thereto), neither the Company, the Member, nor any other Person on behalf of the Company shall have the authority to:

               (a) do any act in contravention of this Agreement;

               (b) do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

               (c) confess a judgment against the Company;

               (d) possess Company Property, or assign rights, if any, in specific Company Property, for other than Company purpose;

               (e) knowingly perform any act that would subject (1) the Member to liabilities of the Company in any jurisdiction or (2) the Company to taxation as a corporation under relevant provisions of the Code;

               (f) except as otherwise provided for herein or as contemplated by the Transaction Documents, sell, pledge, transfer, assign or otherwise convey the Company Property;

               (g) to the fullest extent permitted by law, take any Material Action, notwithstanding any other provision of this Agreement;

               (h) amend, alter, change or repeal its Certificate of Formation, any provision therein or Sections 3.02, 3.03, 3.04, and 5.08 of this Agreement without prior written notice to each nationally recognized statistical rating organization then rating any Notes outstanding (a “Rating Agency”), provided that such action shall not be taken if, after receipt of such notice and consultations between the Rating Agencies and the Company, a Rating Agency indicates to the Company that such proposed action would result in the withdrawal, downgrade or qualification (including, without limitation, negative credit watch status) of the rating assigned by such Rating Agency to any Notes then rated by such Rating Agency (“Rating Agency Confirmation”);

               (i) enter into a loan purchase agreement with an entity other than Union Bank and Trust Company or use a form of loan purchase agreement other than the form attached to the Call Option Agreement, dated as of May 29, 2001, among Union Bank and Trust Company and Student Loan Consolidation Center, LLC without obtaining a Rating Confirmation; and

               (j) make a material amendment to the Student Loan Origination and Servicing Agreement between the Company and Great Lakes Educational Loan Services, Inc. or the Origination/Servicing Agreement between the Company and AFSA Data Corporation without obtaining a Rating Confirmation.

      Section 3.04. Additional Covenants. No Member shall take any action to:

          (a) enter into any agreement or transaction in connection with or related to the Company, the business or activities of the Company, or securities issued by the Company, or a trust for which the Company was a depositor, or a trust of which the Company is a participant (which securities were rated by a nationally recognized statistical rating organization) that is inconsistent with the terms of the Transaction Documents;

          (b) possess Company Property, or assign rights in specific Company Property;

          (c) (other than the Special Member) be involved in the day-to-day management of the Company;

          (d) except with respect to (i) obligations of the Company to indemnify the trustee of a trust for which the Company is a depositor or in which the Company is a participant or (ii) representations and warranties made by the Company related to loans transferred by the Company to such trusts, enter into, or permit the Company or any Person on behalf of the Company to enter into, any agreements, written or otherwise, pursuant to which the Member or its Affiliate agrees to (y) extend credit, make loans or make payment or contributions to or for, (x) assume, guaranty or otherwise be obligated for the payment or performance of, (y) hold itself out as being liable for the debts of or (z) hold out its credit as being available to satisfy the obligations of, the Special Member, the Company or such trust; provided, however, that any Member may make any capital contributions to the Company or the Special Member that such Member determines to be in the Member’s own best interest; or

          (e) direct or permit the Company to violate any of the covenants set forth above in Sections 3.02 and 3.03 hereof.

      Section 3.05. Creditor Interests. When acting on any matter subject to the vote of Members, notwithstanding that the Company may not be insolvent, the Members and the Manager shall take into account the interests of the Company’s creditors as well as those of the Members.

      Section 3.06. No Dissolution on Certain Events. Notwithstanding anything to the contrary in this Operating Agreement, the occurrence of any event described in Section 18-304 of the Delaware Act shall not cause a Member to cease to be a Member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND UNITS

      Section 4.01. Members; Obligation to Update. All Members of the Company, past and present, and their last known business, residence or mailing address shall be listed on Exhibit

B hereto. The Members shall be required to update Exhibit B hereto from time to time as necessary to accurately reflect the information therein.

     Section 4.02. Capital Contributions. The Capital Contribution of each Member shall consist of the amounts set forth on Exhibit C hereto and any other amounts credited the Member Account of a Member pursuant to Section A(i) of Exhibit D hereto. The Company shall establish and maintain a Member Account for each Member in accordance with Exhibit D hereto. Except as otherwise expressly provided herein, no Member shall be liable under a judgment, decree or order of a court, or in any other manner for a debt, obligation or liability of the Company. Additionally, no Member shall be required to lend any funds to the Company or to pay any contributions, assessments or payments to the Company except the Capital Contribution provided for in this Article. A majority of Members shall determine the amount of the Capital Contribution of each additional Member acquiring Units from the Company.

     Section 4.03. Unit Adjustments. Unless agreed by the unanimous approval of the Members, no adjustment to the Units of a Member shall be made as a result of a transfer of a Member’s interest or a portion thereof pursuant to Articles X and XI hereof.

     Section 4.04. Units. A Member’s interest in the Company shall be represented by the “Unit” or “Units” held by such Member. Each Member’s respective Units in the Company are set forth on Exhibit B hereto. By its execution of this Agreement, each Member hereby votes and agrees that its votes, consents and actions pursuant to the Certificate of Formation, this Agreement and the Delaware Act shall be counted and determined as provided in this Agreement. The Member hereby agrees that each Unit shall entitle the Member possessing such Unit:

          (a) to one vote on matters on which the Members may vote under either the Certificate of Formation, this Agreement or the Delaware Act or all of the foregoing; and

          (b) subject to Article VIII and Sections 11.03(d) and (e) hereof, to an equal proportionate share based on the number of Units held by a Member of the Company’s income, gains, losses, deductions, credits and cash flows.

     Section 4.05. Restriction on Registration of Units. Units shall only be registered in the name of the beneficial owner, and the Company shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other person (such as a broker, dealer, bank, trust company or clearing corporation) which is acting as a nominee, agent or in some other representative capacity, whether or not the Company shall have knowledge thereof, except for:

          (a) Units held by a guardian, custodian or conservator for the benefit of a minor or incompetent;

          (b) Units held by a trust for the benefit of the trustee or a trustee’s spouse, parent, parent-in-law, issue, brother, sister, brother-in-law, sister-in-law, niece, nephew, cousin, grandchild or grandchild-in-law; and

          (c) Units held by a fiduciary for other like beneficiaries.

     Units shall only be transferred in accordance with Article X hereof and the Department of the Treasury rules and regulations then in effect which set forth the parameters within which a partnership may act and not be deemed to be a “publicly traded partnership” under the Code. No transfer shall be valid if immediately after such transfer there would be more than one-hundred Tax Owners of the Units. Any purported transfer in violation of the provisions of Section 4.05 hereof shall be void ab initio. In no event may Units be listed on an established securities exchange.

      Section 4.06. Return of Contribution. Unless otherwise provided herein, no Member shall be entitled to the return of all or any part of its Capital Contribution unless and until there remains Company Property after:

          (a) all liabilities of the Company (except liabilities to Members on account of their Capital Contributions) have been paid;

          (b) all amounts due to Members in respect of their share of profits and other gains have been paid; and

          (c) the Company has been dissolved without reformation in accordance with Article XI hereof and a statement of intent to dissolve has been filed with the Delaware Secretary of State.

      Section 4.07. No Interest on Capital. Interest earned on Company funds shall inure solely to the benefit of the Company. Except as otherwise provided herein, no Member shall have the right to receive any return or interest on any portion of its Capital Contribution.

ARTICLE V

MANAGEMENT

      Section 5.01. Management.

          (a) The management of the Company’s business shall be vested in the Manager, which shall be the Special Member. The Manager identified on Exhibit B hereto shall manage the day-to-day business of the Company. The Manager shall be responsible for such duties as it or they so undertake on behalf of the Company. The Manager shall have the authority, unless otherwise duly provided by resolution of a majority of the Members, to sign agreements and other instruments on behalf of the Company.

          (b) At all times, except in the case of a temporary vacancy, which shall promptly be remedied, the Manager of the Company shall be the Special Member meeting the requirements of Section 5.08 hereof.

          (c) Upon the payment in full of all Notes, the obligations with respect to the Manager set forth above may be repealed and removed herefrom by a vote of a majority of the Members.

     Section 5.02. Duties. The Manager may engage in other business activities as permitted by Section 6.03 hereof and shall be obliged to devote only as much of its or their time to the Company’s business as shall be reasonably required in light of the Company’s business and objectives. The Manager shall perform such Manager’s duties in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs a Manager’s duties shall not have any liability by reason of being or having been a Manager of the Company.

     Section 5.03. Action. Subject to the terms hereof, the Manager shall act through its authorized officers.

     Section 5.04. Reliance. In performing the Manager’s duties, the Manager shall be entitled to rely on information, opinions, reports or statements of the following persons or groups unless the Manager has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

          (a) any attorney, public accountant or other person as to matters which the Manager reasonably believes to be within such person’s professional or expert competence; or

          (b) a committee upon which the Manager does not serve, duly designated in accordance with a provision of the Certificate of Formation or this Agreement, as to matters within its designated authority, which committee the Manager reasonably believes to merit competence.

     Section 5.05. Manager as Agent for Company. The Manager is an agent of the Company for the purpose of its business, and the act of the Manager, including the execution in the Company name of any instrument for apparently carrying on in the usual way the business of the Company, binds the Company, unless such act is in contravention of the Certificate of Formation or this Agreement or unless the Manager so acting otherwise lacks the authority to act for the Company and the person with whom the Manager is dealing has knowledge of the fact that the Manager has no such authority.

     Section 5.06. Powers of the Manager. The Manager shall have the right and authority to take all actions which the Manager deems necessary, useful or appropriate for the day-to-day management and conduct of the Company’s business.

     Subject to the terms hereof, the Manager may exercise all powers of the Company and do all such lawful acts and things as are not by statute, the Delaware Act, the Certificate of Formation or this Agreement, directed or required to be exercised or done by the Manager. All instruments, contracts, agreements and documents providing for the acquisition, mortgage or disposition of property of the Company shall be valid and binding on the Company if executed by the Manager. All instruments, contracts, agreements and documents of whatsoever type executed on behalf of the Company shall be executed in the name of the Company by the Manager.

     Section 5.07. Other Business Activities. The Manager understands that the conduct of the business of the Company may involve business dealings with such other businesses. The Manager hereby agrees that the creation of the Company and the assumption by the Manager of its duties hereunder shall be without prejudice to its rights (or the rights of its Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom. The Manager may engage in or possess any interest in any other business venture of any nature or description independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage, securitization or development of property some or all of which may compete with the business of the Company and the Company shall not have any right by virtue of this Agreement in and to such venture or the income or profits derived therefrom. For the purpose of avoidance of costs and of prolonged litigation which may result in undue damage to the Manager, any claims based on such activities or conflicts of interest presented to the Manager thereby are hereby expressly waived by the Manager. Notwithstanding the foregoing, the Manager shall account to the Company and hold in trust for it any property, profit or benefit derived by the Manager in the conduct and winding up of the Company’s business or from a use or appropriation by the Manager of any Company Property including, without limitation, any information developed exclusively for the Company and opportunities expressly offered to the Company.

     Section 5.08. Special Member. So long as any Transaction Document is in effect, at all times, except in the case of a temporary vacancy, which shall promptly be filled, at least one Member of the Company shall be a corporation (i) which has two duly appointed directors (each a “Special Director” and collectively, the “Special Directors”) each of whom that when a director of the corporation and at any time during the preceding five years: (A) has not and does not own beneficially, directly or indirectly any of the outstanding stock or equity interest in the corporation, the Company, any of the corporation’s other affiliated Persons, a Member or any other affiliates of a Member or the Company; (B) who has not been and is not (and has not and is not affiliated with) a creditor, customer, supplier, employee, officer, director (except as independent director of the corporation or other limited or special purpose, bankruptcy remote entities), family member of an equity interest holder, manager, contractor, member of, or other Person who derives any of its purchases or revenues from its activities with (except as independent director of the corporation or other limited or special purpose, bankruptcy remote entities), the corporation, the Company, any of the corporation’s other affiliated Persons, a Member or any other affiliates of a Member or the Company; (C) has not and does not control (whether directly, indirectly, or otherwise) the corporation, the Company, any of the corporation’s other affiliated Persons, a Member or any other affiliates of a Member or the Company, or any of their creditors, suppliers, customers, employees, officers, other directors, managers, or contractors; and (D) is not and has not been affiliated with a tax-exempt entity that receives significant contributions from the corporation, the Company, any of the corporation’s other affiliated Persons, a Member or any other affiliates of a Member or the Company; (ii) the articles of incorporation of which limit the activities of such corporation to serving as a member or manager in the Company and other similar limited or special purpose, bankruptcy remote entities, and (iii) the articles or incorporation of which contain restrictions substantially the same as those in Sections 3.02, 3.03 and 3.04 hereof and this Section (the “Special Member”). In the event of the resignation of the Special Member of the Company whose service satisfies the foregoing qualification requirement, the Members of the Company, shall elect or appoint a person to such vacancy who meets the criteria set out in the foregoing sentence. The Member that fulfills the foregoing requirements is CLF Management Corp., whose address is 9477 Waples Street, Suite 100, San Diego, California 92121.

ARTICLE VI

RIGHTS AND POWERS OF MEMBERS

     Section 6.01. Admission of New Members. After the filing of the Company’s Certificate of Formation, a person may be admitted as an additional Member only upon the written consent of a majority of the Members, and otherwise satisfying any applicable requirements set forth in Article X hereof.

     Section 6.02. Powers of Members. The powers of the Members shall include but not be limited to:

          (a) the power to amend the Certificate of Formation and this Agreement, provided that such amendment complies with the Delaware Act and the restrictions on amendments provided in this Agreement;

          (b) the power to approve or disapprove the issuance of Additional Units for sale to then existing Members or new subscribers;

          (c) subject to the restriction set forth in Sections 3.01, 3.02 and 3.03 hereof, the power to approve the sale, exchange or other disposition of some or all of the Company Property when such sale, exchange or other disposition is, or is part of, a single transaction or plan; and

          (d) subject to the restriction set forth in Sections 3.02 and 11.01 hereof, the power to dissolve the Company by the approval of all of the Members.

     Section 6.03. Nonrestriction of Business Pursuits of Members. This Agreement shall not preclude or limit in any respect the right of any Member to engage in or invest in any business activity of any nature or description, including those which may be the same as or similar to the Company’s business and in direct competition therewith. Any such activity may be engaged in independently or with other Members. No Member shall have the right, by virtue of the Certificate of Formation, this Agreement or the relationship created hereby, to any interest in such other ventures or activities, or to the income or proceeds derived therefrom. The pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper and any Member shall have the right to participate in or to recommend to others any investment opportunity.

     Section 6.04. Reimbursements. The Company shall reimburse the Members for all expenses incurred and paid by any of them in the organization of the Company and as authorized by the Company, in the conduct of the Company’s business, including, but not limited to, expenses of maintaining an office, telephones, travel, office equipment and secretarial and other personnel as may reasonably be attributable to the Company; provided that the Company shall be entitled to payment of its expenses or reimbursement therefor pursuant to the Transaction Documents. Such expenses shall not include any expenses incurred in connection with a

Member’s exercise of its rights as a Member apart from the authorized conduct of the Company’s business. The Member’s sole determination of which expenses are allocated to and reimbursed as a result of the Company’s activities or business and the amount of such expenses shall be conclusive. Such reimbursements shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member of profit, loss or capital of the Company.

     Section 6.05. Partition. While the Company remains in effect or is continued, each Member agrees and waives its rights to have any Company Property partitioned, or to file a complaint or to institute any suit, action or Proceeding at law or in equity to have any Company Property partitioned, and each Member, on behalf of itself, its successors and its assigns, hereby waives any such right. Each Member further agrees to not petition on behalf of the Company the Bankruptcy Court pursuant to the United States Bankruptcy Code for any bankruptcy, reorganization, arrangement, insolvency or liquidation. Each Member agrees that this Section may be pleaded as a bar to the maintenance of such action. A violation of this provision shall entitle the non-violating Member to personally collect, from the Member violating the same, the actual attorney’s fees, costs and other damages said non-violating Member and/or the Company incur in connection therewith.

     Section 6.06. Resignations; Retirement. Subject to Section 10.01 hereof, a Member may not resign from the Company unless: (a) the Members have contributed the full amount of money or other consideration which constitutes the Member’s Capital Contribution as set forth on Exhibit C hereto; (b) following the Member’s resignation, there is at least one (1) remaining Member of the Company and (c) there are, at the time of the resignation, no Notes or amounts outstanding. The Company may recover damages for breach of this Section if any Member violates this Section and may offset the Company’s damages against any amount owed to a resigning Member for distributions.

     Section 6.07. Indemnification of Members and the Manager.

          (a) No Member of the Company shall be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Member for any claims or demands whatsoever. If Delaware law hereafter is amended, then, in addition to the elimination of liability provided by the preceding sentence, the liability of each Member shall be eliminated or limited to the fullest extent provided or permitted by the amended Delaware Act. Any repeal or modification of this paragraph (a) shall not adversely affect any right or protection of a Member under this paragraph (a), as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this paragraph (a), prior to such repeal or modification.

          (b) The Company shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that such person is or was a Member or the Manager of the Company or, while serving as a Member or the Manager of the Company, such person is or was serving at the request of the Company as a Member, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity.

Expenses (including attorneys’ fees) incurred in defending an action, suit, or Proceeding may be paid by the Company in advance of the final disposition of such action, suit, or Proceeding to the full extent and under the circumstances permitted by Delaware law as determined by the Members. The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, the Manager, employee, fiduciary, or agent of the Company against any liability asserted against and incurred by such Person in any such capacity or arising out of such Person’s position, whether or not the Company would have the power to indemnify against such liability under the provisions of this paragraph (b). The indemnification provided by this paragraph (b) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Agreement or the Certificate of Formation, any agreement, vote of Members, statute or otherwise, and shall inure to the benefit of their heirs, successors, executors, and administrators. The provisions of this paragraph (b) shall not be deemed to preclude the Company from indemnifying other Persons from similar or other expenses and liabilities as the Members may determine in a specific instance or by resolution of general application. However, any such indemnification referred to in this Agreement shall be subordinate to amounts due on the Notes and amounts due under any agreements related thereto.

     Section 6.08. Indemnification of Heirs, Executors and Administrators. The indemnification provided by this Article shall continue as to a person who has ceased to be a Member or the Manager and shall inure to the benefit of the heirs, executors and administrators of such Member or the Manager, as the case may be.

     Section 6.09. Representations and Warranties. Each Member, and in the case of an Organization, the Person(s) executing this Agreement on behalf of such Organization, hereby represents and warrants to the Company and each other Member that (a) it is duly organized, validly existing and in good standing under the laws of its state of organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations hereunder, (b) it is acquiring its Units in the Company for its own account as an investment and without an intent to distribute such Units and (c) it acknowledges that the Units have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by such Member.

ARTICLE VII

MEETINGS AND VOTING OF MEMBERS

     Section 7.01. Meetings. Meetings of the Members shall be held each year at the principal office of the Company or at such other place either within or without Delaware as specified from time to time by the Members.

     Section 7.02. Annual Meetings. In the absence of a resolution of the Members providing otherwise, the annual meeting of Members of the Company for the transaction of such business as may properly come before the meeting, shall be held on September 30 of each Fiscal Year, if the same be not a legal holiday, and if a legal holiday in the States of Delaware or

California, then on the next succeeding business day. Failure to hold the annual meeting at the designated time shall not work a forfeiture or dissolution of the Company.

     Section 7.03. Special Meetings. Special meetings of the Members shall be scheduled by a Member, chosen to preside at the meeting by vote of the Members present. Special meetings may called by any Member or Members representing not less than 10% of all the Members entitled to vote at the meeting.

     Section 7.04. Notice.

          (a) Time and Place. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered unless otherwise prescribed by the Delaware Act not less than ten (10) days nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of any person calling the meeting to each Member of record entitled to vote at such meeting.

          (b) Adjournment to Another Time or Place. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

     Section 7.05. Waiver of Notice. When any notice is required to be given to any Member of the Company under the provisions of the Delaware Act or under the provisions of the Certificate of Formation or this Agreement, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated herein, shall be equivalent to the giving of such notice.

     Subject to the requirements hereof, by attending a meeting, a Member:

          (a) Waives objection to lack of notice or defective notice of such meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting;

          (b) Waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Member objects to considering the matter when it is presented.

     Section 7.06. Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by the Member’s duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

     Section 7.07. Voting. An affirmative vote by or on behalf of the Special Member shall be required to approve or disapprove any matter on which the Members are entitled to decide. Except as otherwise provided in this Agreement or in the Delaware Act, the other Members shall not have the power to approve or disapprove any matter on which the Members are entitled to vote; provided, that the other Members shall be entitled to notice of and to attend any and all meetings of the Members.

     Section 7.08. Voting Procedures. The costs of calling and holding the annual meeting of the Members and special meetings called by the Members, shall be paid by the Company; provided that the Company shall be entitled to payment of its expenses or reimbursement therefor pursuant to the Transaction Documents. Such costs for all other meetings called by the Members shall be paid by the Members calling the meeting. Each Member shall be responsible for its own costs associated with attending and participating in a meeting.

     Subject to the terms hereof, matters not described in a meeting notice may be discussed at a meeting if the Members or their authorized representatives possessing at least fifty-one percent (51%) of all of the Units are present at the meeting and may be voted upon if the Special Member or its authorized representatives are present at the meeting.

     Section 7.09. Action by Members Without a Meeting. Action required or permitted by the Delaware Act to be taken at a Members’ meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote. Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date.

ARTICLE VIII

MEMBER ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

     Section 8.01. Allocation of Net Profits and Net Losses from Operations. Except as may be required by Section 704(c) of the Code, and Sections 8.02, 8.03 and 8.04 hereof, net profits, net losses, and other items of income, gain, loss, deduction and credit shall be apportioned among the Members in proportion to their Percentage Interests.

     Section 8.02. Authority to Modify Allocations. The Members shall have the authority to amend the allocations set forth above in Section 8.01 hereof in any manner which they deem reasonably necessary to comply with the provisions of Section 704 of the Code and the Treasury Regulations promulgated thereunder.

     Section 8.03. Qualified Income Offset. In the event any Member, in such capacity, unexpectedly receives an Offsettable Decrease, such Member will be allocated items of income and gain (consisting of a pro rata portion of each item of partnership income and gain for such year) in an amount and manner sufficient to offset such Offsettable Decrease as quickly as possible.

     Section 8.04. Interim Distributions. From time to time, the Members shall determine in their reasonable judgment to what extent, if any, the Company’s cash on hand exceeds the current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any. To the extent such excess exists, the distributions may be made to the Members in accordance with their Percentage Interests. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Members.

     Section 8.05. Limitations on Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Member Accounts.

     Section 8.06. Timing of Distributions and Allocations. Distributions shall be considered by the Members each quarter, in accordance with this Article and shall be made at the times and in the manner set forth in writing from time to time.

     Section 8.07. Distributions In-kind. No Member shall have any right to demand or receive any distributions from the Company in any form other than cash, but the Members may, with consent of those Members owning seventy-five percent (75%) or more of the Units make distributions in kind and may compel any Member or transferee of a Member to accept a distribution in kind, including the distribution of a percentage of an asset, which percentage is different than the Member’s or transferee’s Percentage Interest. Any distributions in kind shall be made in a fair and equitable manner with the goal that each Member shall receive such Member’s pro rata share of the assets or the value thereof being distributed.

     Section 8.08. Distribution Upon Resignation. Except as otherwise provided in the Delaware Act or this Agreement, upon resignation, any resigning Member is entitled to receive any distribution to which he is entitled, which shall be equal to the fair value of such Member’s Units in the Company as of the date of resignation.

     Section 8.09. Intent of the Parties. The Members generally intend that net income and net loss and Unrealized Gain and Unrealized Loss shall be allocated under this Agreement such that following the dissolution of the Company, to the extent possible and in the following priority, the Members shall have received in the aggregate cash and, subject to Section 8.05 hereof, any in-kind distributions in an amount equal to (a) their respective Capital Contributions set forth on Exhibit C hereto, (b) their respective Capital Contributions, if any, other than those set forth on Exhibit C hereto. Subject to the requirements of Section 704 of the Code, the provisions of this Agreement pursuant which the Member Accounts are increased or decreased hereby are modified to the extent necessary to effect the foregoing intent of the Members.

ARTICLE IX

ACCOUNTING AND TAX MATTERS

     Section 9.01. Books and Records. At all times during the term hereof, the Members, at the Company’s expense, shall cause accurate books and records of account to be maintained in which shall be entered all matters relating to the Company, including all income, expenditures, assets, and liabilities thereof. To the extent permitted under relevant provisions of the Code, such books and records of account shall be maintained on an accrual basis and shall be adequate to provide any Member with all financial information as may be needed by a Member for purposes of satisfying the financial reporting obligations of a Member or an affiliated person.

     Section 9.02. Location and Rights of Inspection. The Company books and records of account shall be kept and maintained at all times at the place or places approved by the Members, which place or places shall initially be the Company’s principal place of business in the San Diego, California metropolitan area. Each Member, or its authorized representatives shall have the right on reasonable prior notice to inspect, examine and copy the books, records, files, securities and other documents of the Company during normal business hours at such Member’s sole cost and expense.

     Section 9.03. Fiscal Year. The Fiscal Year of the Company for tax purposes shall begin on January l and end on December 31 of each year, or such other time as may be required under relevant provisions of the Code, provided that a Fiscal Year as defined herein also shall include any partial calendar year at the beginning or end of the term of the Company.

     Section 9.04. Accounting. The Members shall prepare, at the cost of the Company (provided that the Company shall be entitled to payment of its expenses or reimbursement therefor pursuant to the Transaction Documents) and shall deliver to each Member on or before March 15th of each year or as soon thereafter as possible, with regard to any taxable year of the Company during which it shall have no more than one member, an annual income tax accounting which shall include, but shall not be limited to, the Company’s Federal, State, and local income tax returns for the preceding tax Fiscal Year, a statement of financial condition of the Company and the results of its operations, the changes in its financial condition and its income and net cash flow for each fiscal year. Any Member may, at any time, with or without the consent of the other Members, request an audited financial statement to be prepared by the Company’s accountants. If such request is not approved by the Members, then the cost thereof shall be borne by the requesting Member. In the event that such request is so approved, then the cost of such statement shall be an expense of the Company. Financial statements prepared in accordance with generally accepted accounting principles shall be delivered to each Member by September 30 following the end of the Fiscal Year for accounting purposes, or as soon thereafter as practicable.

     Section 9.05. Preparation of Tax Returns. Federal, state and local income tax returns of the Company shall be the responsibility of the Members and shall be prepared and reviewed by an accountant engaged by the Members. The preparation of such income tax returns shall be a Company expense; provided that the Company shall be entitled to payment of its expenses or reimbursement therefor pursuant to the Transaction Documents. The Members acknowledge and agree that any return shall be prepared in a manner consistent with the characterization of the Notes as indebtedness of the Company for federal income tax purposes.

     Section 9.06. Tax Matters Member. The Members collectively designate CLF Management Corp. as the Tax Matters Member (Partner) for the Company, as that term is defined in Section 6231(a)(7) of Code, and is hereby vested with all powers and duties as stated in the Code, including, but not limited to, the right and authority to represent the Company before any office of the Internal Revenue Service with respect to income tax matters regarding the Company, and to appoint an attorney-in-fact to represent the Company before any office of the Internal Revenue Service. Without the approval of the Members, the Tax Matters Member shall have no right to extend the statute of limitations for assessing or computing any tax liability against the Company or the amount of any Company tax item. If the Tax Matters Member elects to file a petition for readjustment of any Company tax item (in accordance with Section 6226(a) of the Code), such petition shall, unless the Members otherwise direct, be filed in the United States Tax Court. The Tax Matters Member shall, within five (5) days of receipt thereof, forward to each Member a photocopy of any correspondence relating to the Company received from the Internal Revenue Service. The Tax Matters Member shall, within five (5) days thereof, advise each Member in writing of the substance of any conversation held with any representative of the Internal Revenue Service. Any reasonable costs incurred by the Tax Matters Member for retaining accountants and/or lawyers on behalf of the Company in connection with any Internal Revenue Service audit of the Company shall be expenses of the Company. Any accountants and/or lawyers retained by the Company in connection with any Internal Revenue Service audit of the Company shall be selected by the Tax Matters Member and the fees therefor shall be expenses of the Company.

     Section 9.07. Deductions and Elections. Wherever reasonably possible, the Company shall treat as expense items all amounts incurred for services, rent, taxes, leases, interest and other fees and charges during or relating to Company Property which may, in accordance with applicable law, regulations and/or decisions, be considered as expenses. Any such items that must be capitalized shall be depreciated or amortized over the shortest period of time allowable. The Company shall, to the extent permitted by applicable law and regulations, elect to claim those tax positions as the Tax Matters Member, in its discretion, determines to be most favorable to the Members. No Member shall take any action or refuse to take any action which would cause the Company to forfeit the benefits of any tax election previously made or agreed to be made. Each Member shall promptly supply the Company with any information necessary to give effect to such tax elections.

ARTICLE X

PROHIBITION OF THE SALE, TRANSFER OR MORTGAGE OF UNITS

     Section 10.01. Prohibition of Transfer. No Member or beneficial owner of any Units shall sell, assign, transfer, mortgage, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law (collectively called a “Transfer”), any part or all of its Units or any beneficial interest therein and any attempt to do so will be void. So long as the Transaction Documents or the Transaction Documents are in effect, CLF Management Corp. shall not resign or withdraw from the Company or terminate its membership interest without obtaining a Rating Agency Confirmation.

     Section 10.02. Restraining Order. In the event that a Member shall at any time transfer or attempt to transfer any of its Units and any rights hereby granted, then the other Members shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Agreement.

ARTICLE XI

DISSOLUTION

     Section 11.01. Dissolution. Subject to the provisions of Section 3.02 hereof, the Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

     (a) the expiration of the Term; or

     (b) the unanimous written consent of all of the Members.

     (c) the dissociation of any Member, if the business of the Company is not thereafter continued upon the vote of the remaining Members holding a majority of the Percentage Interests of all the remaining Members.

     Section 11.02. Effect of Dissolution. Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the Certificate of Dissolution has been issued by the Delaware Secretary of State.

     Section 11.03. Procedure in Dissolution and Liquidation.

     (a) Winding Up. Upon dissolution of the Company pursuant to Section 11.01 hereof, the Members shall immediately commence to wind up its affairs and the Members shall proceed with reasonable promptness to liquidate the business of the Company.

     (b) Management Rights During Winding Up. During the period of the winding up of the affairs of the Company, the rights and obligations of the Members set forth herein with respect to the management of the Company shall continue. For purposes of winding up, the Members shall make all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Company assets.

     (c) Allocation of Profits and Losses. Net income and net loss of the Company following the date of dissolution shall be determined in accordance with the provisions of this Agreement and shall be credited or charged to the Member Accounts of each Member in the same manner as profits of the Company would have been credited or charged if there were no termination, dissolution and liquidation.

     (d) Distributions in Liquidation. Subject to the provisions of Section 11.04 hereof, the assets of the Company shall be applied or distributed in liquidation in the following order of priority:

     (i) In payment of debts and obligations of the Company owed to third parties, which shall include any Member or its Affiliate as the holder of any secured loan;

     (ii) In payment of debts and obligations of the Company to the Members; and

     (iii) To the Members in accordance with the balances remaining in the Members’ Member Account.

     A deficit balance shall not constitute an obligation of that Member to the Company to repay the amount of such deficit balance.

     (e) Non-Cash Assets. Every reasonable effort shall be made to dispose of the assets of the Company so that the distribution may be made to the Members in cash. Subject to Section 8.05 hereof, if at the time of the dissolution of the Company, the Company owns any assets in the form of work in progress, notes, deeds of trust or other non-cash assets, such assets, if any, shall be distributed in kind to the Members, in lieu of cash, proportionately to their right to receive the assets of the Company on an equitable basis reflecting the net fair market value of the assets so distributed.

     (f) Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision thereof has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of the winding up of the Company, a certificate of dissolution shall be delivered to the Office of the Secretary of State of Delaware for filing (the “Certificate of Dissolution”). The Certificate of Dissolution shall set forth the information required by the Delaware Act.

     Section 11.04. Rights of Owners of Notes. Upon dissolution or liquidation, no Member will be paid any amount hereunder until all holders of Notes, receive all amounts due to such holders under and in accordance with the terms of the Indenture.

ARTICLE XII

AMENDMENTS

     Amendments to the Certificate of Formation and the Agreement are subject to Sections 3.03 and 7.07 hereof. Such amendments may be proposed in writing by any Member or Members owning at least ten percent (10%) of the Units. Copies of any amendments made pursuant to this Article shall be sent to the Members.

ARTICLE XIII

GENERAL PROVISIONS

     Section 13.01. Complete Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and neither party hereto shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the exhibits hereto.

     Section 13.02. Notices. Any notice, payment, demand or communication required or permitted to be given hereunder shall be deemed to have been given when (i) delivered personally to the party to be notified, (ii) when deposited in the United States mail, postage and charges prepaid, (iii) if by telegram, when the telegram is delivered to the telegraph company and (iv) if by telecopy, such notice shall be deemed to be delivered when a confirmation of receipt of the telecopy is printed by the sending telecopier, addressed as follows:

     (a) if to the Company, addressed to the Company’s principal office;

     (b) if to a Member, addressed to such Member’s address for purposes of notice which is contained in the Company’s register of its Members. Any Member may change its address or representative to be notified by written notice to the Company.

     Section 13.03. Governing Law. This Agreement and all questions with respect to this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Delaware.

     Section 13.04. Waiver. No consent or waiver, express or implied, by a Member to or of any branch or default by a Member in the performance by such a Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such a Member of the same or any other obligations of such Member hereunder. Failure on the part of a Member to complain of any act or failure to act of the other Member or to declare the other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder. The giving of consent by a Member in any one instance shall not limit or waive the necessity to obtain such Member’s consent in any future instance.

     Section 13.05. Further Assurances. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

     Section 13.06. Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart, except that no counterpart shall be authentic unless signed by the Members.

     Section 13.07. Separability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

     Section 13.08. Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, executors, devisees, administrators, successors and assigns.

     Executed the day and year first above set forth.

“MEMBER”

STUDENT LOAN CONSOLIDATION CENTER LLC

By:	/s/ Ryan Katz
Name:	Ryan Katz
Title:	CEO/Managing Member

“MEMBER”

CLF MANAGEMENT CORP.

By:	/s/ Ryan Katz
Name:	Ryan Katz
Title:	President

[Limited Liability Company Agreement Signature Page]

EXHIBIT A

DEFINITIONS

     “Additional Units” means Units of the Company issued by the Company subsequent to the filing date of the Certificate of Formation.

     “Adjusted Property” means Company Property whose Carrying Value has been adjusted for Unrealized Gain or Unrealized Loss pursuant to Section 704 of the Code, the regulations promulgated thereunder and Exhibit D to the Agreement.

     “Affiliate” means, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

     “Agreed Value” means (i) in the case of any Contributed Property and as of the time of its contribution to the Company, the Section 704(c) Value of such property or other consideration, reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code thereunder.

     “Agreement” means the Limited Liability Company Agreement of Consolidation Loan Funding II, LLC, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

     “Capital Contribution” has the meaning set forth in Section 4.02 of the Agreement.

     “Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the Section 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such property charged to the Members’ Member Accounts and (ii) with respect to any other Company Property, the adjusted basis of such property for federal income tax purposes, all as of the time in accordance with Exhibit D to the Agreement and otherwise to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company Properties as deemed appropriate by the Members.

     “Certificate of Dissolution” shall have the meaning set forth in Section 11.03(f) of the Agreement.

     “Certificate of Formation” of the Company means the Certificate of Formation filed with the Secretary of State, State of Delaware, pursuant to the Delaware Act to form the Company, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

     “Code” means the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder.

     “Company” means Consolidation Loan Funding II, LLC, a Delaware limited liability company.

     “Company Minimum Gain” has the meaning set forth in § 1.704-2(b)(2) of the Treasury Regulations, and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of § 1.704-2(d) of the Treasury Regulations.

     “Company Property” means all real, personal and mixed properties, cash, assets, interests and rights of any type owned by the Company. All assets acquired with Company funds or in exchange for Company Property shall be Company Property.

     “Contributed Property” means each other asset, but excluding cash, contributed or deemed contributed to the Company (including deemed contributed to the Company on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit D to the Agreement, such property shall no longer constitute a Contributed Property for purposes of Exhibit D to the Agreement, but shall be deemed an Adjusted Property for such purposes.

     “Delaware Act” means the Delaware Limited Liability Company Act, as existing as of the date of the Agreement and as hereinafter amended.

     “Depreciation” means, for each Fiscal Year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year, except that, if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that, if the federal income tax deprecation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Members.

     “Fiscal Year” means for tax purposes and for accounting purposes the year as described with respect to each such purpose in Section 9.03 to the Agreement.

     “Material Action” means to (i) consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company (other than in the ordinary course of business or as contemplated by the Transaction Documents), (ii)(A) commence any case, proceeding or other action or file a petition under any existing or future bankruptcy, insolvency or similar law seeking (1) to adjudicate the Company a bankrupt or insolvent, (2) to have an order for relief entered with respect to the Company, or (3) reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to the Company or its debts, (B) consent to the institution of bankruptcy or insolvency proceedings against the Company, (C) seek or consent to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (D) except as required by law, admit the Company’s inability to pay its debts generally as they become due, (E) fail generally to cause the Company to pay its debts as such debts become due within the meaning of the Federal Bankruptcy Code, as determined by a relevant bankruptcy court, (F) make a general assignment by the Company for the benefit of creditors, or (G) authorize, take any action in furtherance of, consenting to or acquiesce in any of the foregoing or any similar action or other proceedings under any United States Federal or state bankruptcy or insolvency or similar law on behalf of, or with respect to, the Company, or in connection with the Obligations, the Trust Agreement, this Agreement or any of the other Transaction Documents, or (iii) to the fullest extent permitted by law, dissolve or liquidate the Company.

     “Member” means each party who has executed the Agreement and each of the parties who may hereafter become Additional Members as provided in the Certificate of Formation and in the Agreement.

     “Member Account” means the account established and maintained for each Member pursuant to Section 4.02 of the Agreement.

     “Member’s Capital Contribution” means the capital contributed by a Member pursuant to Section 4.02 of the Agreement and Exhibit C to the Agreement.

     “Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such period. The items included in net income shall be determined in accordance with Exhibit D to the Agreement.

     “Notes” shall have meaning assigned to such term in the Indenture.

     “Offsettable Decrease” means any allocation that unexpectedly causes or increases a deficit in the Member’s Member Account as of the end of the taxable year to which the allocation relates attributable to depletion allowances under § 1.704(b)(2)(iv)(k) of the Treasury Regulations, allocations of loss and deductions under Sections 704(e)(2) or 706 of the Code or under § 1.751-1 of the Treasury Regulations, or distributions that, as of the end of the year are reasonably expected to be made to the extent they exceed the offsetting increases to such Member’s Member Account that reasonably are expected to occur during or (prior to) the taxable years in which such distributions are expected to be made (other than increases pursuant to a minimum gain chargeback).

     “Organization” means a Person other than a natural person. Organization includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety.

     “Percentage Interest” means the percentage that a Member’s Units held by a Member on the date of determination are of the total Units then held by all Members.

     “Person” means any legal person, including any individual, corporation, partnership, limited liability company, joint venture, estate, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity.

     “Proceeding” means any judicial or administrative trial, hearing or other activity, civil criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

     “Property” means all real, personal and mixed properties, cash, assets, interests and rights of any type.

     “Rating Agency” shall have the meaning set forth in Section 3.03(h) of the Agreement.

     “Rating Agency Confirmation” shall have the meaning set forth in Section 3.03(h) of the Agreement.

     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property.

     “Resignation” means, subject to Section 6.06 of the Agreement, the act of the Member by which such Member ceases to be a Member, including the expulsion of a Member pursuant to the Delaware Act.

     “Section 704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Company using such reasonable method of valuation as it may adopt; provided, however, that the Section 704(c) Value of any property deemed contributed to the Company for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Exhibit D to the Agreement. Subject to Exhibit D to the Agreement, the Members shall use such method as it deems reasonable and appropriate to allocate the aggregate of the Section 704(c) Values of Contributed Properties contributed in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

     “SLCC” shall have the meaning set forth in Section 5.08 of the Agreement.

     “Special Director” shall have the meaning set forth in Section 5.08 of the Agreement.

     “Special Member” means the Special Member and any successor as provided in Section 5.08 of the Agreement.

     “Student Loan Agreements” shall have the meaning set forth in Section 3.01(a) of the Agreement.

     “Tax Matters Member” has the meaning set forth in Section 9.06 of the Agreement.

     “Tax Owner” means any Person who is an owner of a Unit for federal income tax purposes, taking into account the provisions of Treasury Regulation Section 1.7704-1(h).

     “Term” means the period specified in Section 2.05 of the Agreement.

     “Transaction Documents” shall have the meaning set forth in Section 3.01(a) of the Agreement.

     “Transfer” shall have the meaning set forth in Section 10.01 of the Agreement.

     “Treasury Regulations” means the Regulations promulgated by the Department of the Treasury under the Code.

     “Unit” means the representation of an interest in the Company as described in Section 4.04 of the Agreement.

     “Unrealized Gain” attributable to any item of Company Property means, as of any date of determination, means the excess, if any, of (a) the fair market value of such property (as determined under Article VIII of the Agreement and Exhibit D to the Agreement) as of such date over (b) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit D to the Agreement) as of such date.

     “Unrealized Loss” attributable to any item of Company Property means, as of any date of determination, means the excess, if any, of (a) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit D to the Agreement) as of such date over (b) the fair market value of such property (as determined under Article VIII of the Agreement and Exhibit D to the Agreement) as of such date.

EXHIBIT B

MEMBER AND UNITS AS OF JANUARY 5, 2004,

	Business, Residence or	Number of
All Members, Past and Present	Mailing Address	Units Owned
Student Loan Consolidation Center,	9477 Waples Street, Suite 100
LLC	San Diego, California 92121	99
CLF II Management Corp.	9477 Waples Street, Suite 100	1
	San Diego, California 92121

	Total	100

Manager as of January 28, 2004
Business, Residence or
Manager	Mailing Address
CLF II Management Corp.	9477 Waples Street, Suite 100 San Diego, California 92121

B-1

EXHIBIT C

MEMBER AND CAPITAL CONTRIBUTIONS AS OF JANUARY 5, 2004

Members	Value of Contributions	Form of Consideration
Student Loan Consolidation Center, LLC	$99	Cash
CLF II Management Corp.	$1	Cash

C-1

EXHIBIT D

MEMBER ACCOUNT MAINTENANCE

Member Accounts of the Members

     A. The Company shall maintain for each Member a separate Member Account in accordance with the rules of § 1.704-1(b)(2)(iv) of the Treasury Regulations. Such Member Account shall be increased by (i) the amount of all cash and the Agreed Value of any other Contributed Property actually or deemed contributed by such Member to the Company pursuant to the Agreement and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section B below and allocated to such Member pursuant to Article VIII of the Agreement, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Member pursuant to the Agreement and (y) all items of Company deduction and loss computed in accordance with Section B below and allocated to such Member pursuant to Article VIII of the Agreement.

     B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Members’ Member Accounts, unless otherwise specified in the Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

     1. Except as otherwise provided in § 1.704(b)(2)(iv)(m) of the Treasury Regulations, the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company provided that the amounts of any adjustments to the adjusted basis of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members’ Member Accounts) shall be reflected in the Member Accounts of the Members in the manner and subject to the limitations prescribed in § 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations.

     2. The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

     3. Any income, gain or loss attributable to the taxable disposition of any Company Property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

     4. In lieu of the Depreciation, amortization and other cash recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

     5. In the event the Carrying Value of any Company Property is adjusted pursuant to Section C below, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such property.

     C. To the extent possible, adjustments made pursuant to this Section C shall be made subject to Section 8.09 of the Agreement and in a manner that does not change the distributions to which the Members are entitled pursuant to Sections 8.08 and 11.03(d) of the Agreement:

     1. Consistent with the provisions of § 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, and as provided in Section C.2 below, the Carrying Values of all Company Property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company Property, as of the times of the adjustments provided in Section C.2 below, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Article VIII of the Agreement.

     2. Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis contribution to the capital of the Company; (b) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (c) immediately prior to the liquidation of the Company within the meaning of § 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided, however, that adjustment pursuant to clauses (a) and (b) above shall be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

     3. In accordance with § 1.704-1(b)(2)(iv)(e) of the Treasury Regulations, the Carrying Value of Company Property distributed in-kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company Property, as of the time any such property is distributed.

     4. In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit D, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) shall be determined by the Members using such reasonable method of valuation as they may adopt. The Members shall allocate such aggregate value among the assets of the Company in such manner as they determine in their sole and absolute discretion, to arrive at a fair value for individual properties.

     D. The foregoing provisions and other provisions of the Agreement relating to maintenance of Member Accounts are intended to comply with § 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such regulation. In the event the Members shall determine that it is prudent to modify the manner in which the Member Accounts or any debits or credits thereto, are computed in order to comply with such regulations, the Members, acting in accordance with Article XII of the Agreement, may amend the Agreement to reflect such modification, provided that it is not likely to have a material effect on the amounts distributed to the Members pursuant to Article XI of the Agreement upon dissolution of the Company. Subject to Article VIII of the Agreement, the Members also shall make any adjustments that are necessary or appropriate to maintain equality between the Member Accounts of the Members, and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with § 1.704-1 (b)(2)(iv)(q) of the Treasury Regulations.